Ameriprise Financial

Ameriprise Financial, Inc.
Minneapolis, MN

July 29, 2020

Ameriprise Financial Reports Second Quarter 2020 Results

Earnings Per Diluted Share	Q2 2020
GAAP	($4.31)
Adjusted Operating	$2.64

Return on Equity, ex. AOCI [1]	Q2 2020
GAAP	41.7%
Adjusted Operating	35.6%

- Second quarter adjusted operating earnings per diluted share was $2.64 and was negatively impacted by $1.14 per diluted share from the reversal of a tax benefit in the first quarter and $0.76 per diluted share from the Federal Reserve rate cuts in March. Excluding these items, EPS growth would have been in the low teens reflecting strong underlying business performance in a difficult environment.
- In the quarter, GAAP net income was negatively impacted by changes in the company's credit spread and the valuation of derivatives used to hedge the company's variable annuity living benefit guarantees[2]. Year-to-date, GAAP net income per diluted share was $11.77.
- The company generated strong organic growth in the quarter with nearly $5 billion in wrap net inflows in Wealth Management and more than $2 billion of net inflows in Asset Management.
- Adjusted operating net revenue was $2.8 billion, a 6 percent[3] decline. In the quarter, strong organic growth was negated by lower interest rates and 3 percent lower average equity markets.
- Pretax adjusted operating margin remained strong at 21 percent, as lower revenue was partially offset by well managed expenses. General and administrative expenses declined by 2 percent while still investing for business growth.
- Excess capital was $1.9 billion and free cash flow generation was approximately 100 percent of adjusted operating earnings year-to-date, demonstrating the company's continued strong balance sheet fundamentals. The company returned $382 million to shareholders in the quarter, with 1.7 million shares repurchased.
- The company continued to benefit from its strong technology infrastructure with approximately 95 percent of employees continuing to work from home during the pandemic. During this period, the company has maintained strong engagement with clients, advisors and sales teams and delivered an excellent service experience.

[1] Return on equity excluding AOCI is calculated on a trailing 12-month basis.
[2] See page 8 for reconciliation.
[3] Excludes Auto & Home.

Perspective from Jim Cracchiolo, Chairman and Chief Executive Officer

"Ameriprise delivered another good quarter with strong underlying business results in the face of substantial headwinds from low interest rates and a difficult operating environment due to the pandemic. The powerful combination of our client experience, diversified business and financial strength continues to differentiate Ameriprise.

"In Wealth Management, investors are increasingly seeking tailored financial advice, excellent service and a seamless online experience, which is leading to strong client flows. And in Asset Management, trends continued to improve nicely, driven by our results in the U.S. We delivered positive net flows in the quarter that reflect our active management expertise and deep understanding of the needs of our distribution partners.

"Our business generates strong free cash flow through market cycles that we reinvest in the business and return to shareholders. In addition to our dividend increase earlier this year, we restarted our share repurchases during the quarter. Our financial strength and liquidity position us well to navigate ongoing volatility and economic uncertainty."

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Ameriprise Financial, Inc.
Second Quarter Summary

(in millions, except per share amounts, unaudited)	Quarter Ended June 30, 2020	Quarter Ended June 30, 2019	% Over/ (Under)	Year-to-date June 30, 2020	Year-to-date June 30, 2019	% Over/ (Under)
GAAP net income	$ (539)	$ 492	NM	$ 1,497	$ 887	69%
Adjusted operating earnings (see reconciliation on p. 8)	$ 333	$ 560	(41%)	$ 1,027	$ 1,085	(5%)
GAAP net income per diluted share	$ (4.31)	$ 3.57	NM	$ 11.77	$ 6.38	84%
Adjusted operating earnings per diluted share (see reconciliation on p. 8)	$ 2.64	$ 4.06	(35%)	$ 8.07	$ 7.80	3%
GAAP Return on Equity, ex. AOCI	41.7%	33.1%				
Adjusted Operating Return on Equity, ex. AOCI	35.6%	37.1%				
Percent of pretax adjusted operating earnings from Advice & Wealth Management, excluding Corporate & Other	43%	51%		48%	51%	
Percent of pretax adjusted operating earnings from Advice & Wealth Management and Asset Management, excluding Corporate & Other	65%	74%		71%	72%	
Weighted average common shares outstanding:						
Basic	125.0	136.1				
Diluted	126.2	138.0				

NM Not Meaningful – variance equal to or greater than 100%

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Ameriprise Financial, Inc.
Advice & Wealth Management Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended June 30, 2020		Quarter Ended June 30, 2019		% Over/ (Under)
Net revenues	$	1,537	$	1,653	(7%)
Distribution expenses		913		926	1%
G&A / other expense		353		351	(1%)
Pretax adjusted operating earnings	$	271	$	376	(28%)
Pretax adjusted operating margin		17.6%		22.7%	

(in billions, unless otherwise noted)	Quarter Ended June 30, 2020		Quarter Ended June 30, 2019		% Over/ (Under)
Total client assets	$	630	$	608	4%
Wrap net flows	$	4.9	$	4.8	2%
Brokerage cash balance	$	31.1	$	24.3	28%
Average spread rate on brokerage cash balances (in bps)		24		210	(186)
Adjusted operating net revenue per advisor (trailing 12 months - thousands)	$	669	$	638	5%

Advice & Wealth Management delivered pretax adjusted operating earnings of $271 million in a difficult operating environment. This included an unfavorable impact of $122 million from the decline in the Federal Funds effective rate, lower transactional activity related to the pandemic and lower average equity markets. These impacts were partially offset by strong wrap net inflows and continued expense management. Pretax adjusted operating margin remained strong in this environment at 18 percent.

Adjusted operating net revenues decreased 7 percent to $1.5 billion, absorbing the expected $122 million of lower revenue from the precipitous decline in short term interest rates, as well as $37 million from lower transactional activity associated with the pandemic and $27 million from lower average equity markets. Results in the quarter benefited from 9 percent growth in wrap assets. The impact to revenue from growth in wrap assets was reduced by our methodology of billing based on beginning of month asset levels. As a result, equity market appreciation in the second quarter will benefit third quarter revenues.

Total expenses were down 1 percent year-over-year. General and administrative expense increased 1 percent, and excluding bank related expenses, decreased 1 percent. General and administrative expenses were in line with expectations as planned investments for future growth were offset by reengineering.

Total client assets grew 4 percent to $630 billion. Organic growth remained very strong with wrap flows of $4.9 billion in the quarter. Brokerage cash balances were $31.1 billion, up 28 percent year-over-year and down 5 percent sequentially as clients began to put money back to work following market volatility in March.

Adjusted operating net revenue per advisor on a trailing 12-month basis increased 5 percent to $669,000. Total advisors were 9,894, with strong advisor retention and experienced advisor recruiting. During the quarter, 75 advisors moved their practices to Ameriprise, a particularly strong result in the current virtual recruiting environment.

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Ameriprise Financial, Inc.
Asset Management Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended June 30, 2020		Quarter Ended June 30, 2019		% Over/ (Under)
Net revenues	$	668	$	712	(6%)
Distribution expenses		220		230	4%
G&A / other expenses		307		318	3%
Pretax adjusted operating earnings	$	141	$	164	(14%)
Pretax adjusted operating margin		21.1%		23.0%	
Net pretax adjusted operating margin (1)		34.5%		37.1%	

(in billions, unless otherwise noted)	Quarter Ended June 30, 2020		Quarter Ended June 30, 2019		% Over/ (Under)
Total segment AUM	$	476	$	468	2%
Net Flows					
Former parent company related net new flows	$	(0.3)	$	(1.0)	69%
Global Retail net flows, excl. former parent flows		2.7		0.5	NM
Global Institutional net flows, excl. former parent flows		0.2		(1.4)	NM
Total segment net flows	$	2.6	$	(1.9)	NM
Model delivery Assets Under Administration (AUA) flows (2)	$	0.3	$	0.2	67%

(1) See reconciliation on page 12
(2) Estimated flows based on the period-to-period change in assets less calculated performance based on strategy returns. Flows are presented on a one-quarter lag.
NM Not Meaningful — variance equal to or greater than 100%

Asset Management pretax adjusted operating earnings were $141 million reflecting strong net inflows in the quarter and well managed expenses that were offset by a decline in average equity markets, $11 million of lower performance fees than a year ago and the impact of outflows from prior quarters. Second quarter net pretax adjusted operating margin was 34.5 percent.

Adjusted operating revenues decreased 6 percent versus last year as strong positive net inflows of $2.6 billion in the second quarter partially mitigated the impact of lower average equity markets, lower performance fees and the impact of net outflows from prior quarters.

Adjusted operating expenses improved 4 percent. General and administrative expenses declined 2 percent, reflecting disciplined expense management with reengineering initiatives funding targeted investments for growth.

In the quarter, net inflows were $2.6 billion, a $4.5 billion improvement from the prior year quarter. Retail net inflows excluding former parent flows were $2.7 billion, with $3.1 billion of net inflows in U.S. retail and $0.4 billion of net outflows in EMEA. In addition to these retail inflows, the company continues to build out its model delivery business and had $0.3 billion of AUA flows in the quarter. Global institutional net inflows excluding former parent flows improved and included $0.9 billion of outflows in low-fee assets from an insurance client. There has been significant year-over-year progress for institutional distribution reflecting continued strength in client sales, as well as lower redemptions.

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Ameriprise Financial, Inc.
Annuities and Protection Segments Adjusted Operating Results

(in millions, unaudited)	Quarter Ended June 30, 2020		Quarter Ended June 30, 2019		% Over/ (Under)
Annuities					
Net revenues	$	583	$	620	(6%)
Expenses		428		491	13%
Pretax adjusted operating earnings	$	155	$	129	20%
Variable annuity pretax adjusted operating earnings	$	151	$	119	27%
Fixed annuity pretax adjusted operating earnings		4		10	(60%)
Total pretax adjusted operating earnings	$	155	$	129	20%
Protection					
Net revenues	$	257	$	259	(1%)
Expenses		187		194	4%
Pretax adjusted operating earnings	$	70	$	65	8%

	Quarter Ended June 30, 2020		Quarter Ended June 30, 2019		% Over/ (Under)
Variable annuity ending account balances (billions)	$	77.5	$	78.1	(1%)
Fixed deferred annuity ending account balances (billions)	$	8.1	$	8.5	(4%)
Life insurance in force (billions)	$	195.0	$	195.0	—

Annuities pretax adjusted operating earnings were $155 million, up $26 million from the prior year.

Variable annuity pretax adjusted operating earnings increased $32 million to $151 million primarily as a result of lower surrenders and withdrawals that reduced the amortization of deferred acquisition costs, as well as lower sales and higher ending market levels. On a year-to-date basis, variable annuity pretax adjusted operating earnings were in line with expectations at $244 million.

Variable annuity sales declined 17 percent year-over-year to $0.9 billion from pandemic concerns and market volatility. More than half of variable sales in the quarter did not have living benefit guarantees, primarily driven by the recently launched, lower-risk structured variable annuity. This trend is expected to continue and meaningfully shift the mix of the business away from products with living benefit guarantees over time.

Fixed annuity pretax adjusted operating earnings were $4 million, down from $10 million a year ago, primarily reflecting continued low interest rates and continued net outflows. In the quarter, the company discontinued new sales of proprietary fixed annuities and fixed indexed annuities, reflecting the current low interest rate environment. Account balances declined 4 percent from continued lapses and discontinuing new product sales.

Protection pretax adjusted operating earnings were $70 million, up $5 million from a year ago. Overall claims were favorable. VUL/UL cash sales declined primarily reflecting a slowdown in indexed universal life product sales given pandemic concerns, market volatility and lower interest rates while VUL sales remained at consistent levels.

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Ameriprise Financial, Inc.
Corporate & Other Segment Adjusted Operating Results

(in millions, unaudited)	Quarter Ended June 30, 2020	2019	% Over/ (Under)
Pretax adjusted operating earnings/(loss):			
Corporate & Other (ex. LTC and Auto & Home)	$ (77)	$ (79)	3%
Long Term Care	17	4	NM
Total pretax adjusted operating earnings (ex. Auto and Home)	$ (60)	$ (75)	20%

NM Not Meaningful — variance equal to or greater than 100%

Corporate & Other pretax adjusted operating loss(1) was $77 million, down $2 million from the prior year.

Long Term Care pretax adjusted operating earnings were $17 million, primarily reflecting impacts from COVID-19, with fewer clients entering nursing homes as well as increased mortality-related terminations from clients on claim.

Taxes
The second quarter adjusted operating effective tax rate was 42.3 percent, reflecting a reversal of the NOL tax benefit realized in the first quarter. On a year-to-date basis, the adjusted operating effective tax rate was 16.4 percent.

The movement in the operating effective tax rate was a result of strong equity market appreciation in the second quarter, which was a reversal of the equity market dislocation experienced in March. As management indicated in the first quarter, the tax benefit will be adjusted quarterly for the balance of the year based upon changes in markets and our forecast and will be finalized on December 31, 2020.

Contacts

Investor Relations:

Alicia A. Charity
Ameriprise Financial
(612) 671-2080
alicia.a.charity@ampf.com

Stephanie M. Rabe
Ameriprise Financial
(612) 671-4085
stephanie.m.rabe@ampf.com

Media Relations:

Paul W. Johnson
Ameriprise Financial
(612) 671-0625
paul.w.johnson@ampf.com

(1) Excluding Long Term Care and Auto & Home

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About Ameriprise Financial At Ameriprise Financial, we have been helping people feel confident about their financial future for more than 125 years. With extensive advisory, asset management and insurance capabilities and a nationwide network of approximately 10,000 financial advisors, we have the strength and expertise to serve the full range of individual and institutional investors' financial needs. For more information, or to find an Ameriprise financial advisor, visit ameriprise.com. Ameriprise Financial Services, LLC offers financial planning services, investments, insurance and annuity products. Columbia Funds are distributed by Columbia Management Investment Distributors, Inc., member FINRA and managed by Columbia Management Investment Advisers, LLC. Threadneedle International Limited is an SEC- and FCA-registered investment adviser affiliate of Columbia Management Investment Advisers, LLC based in the U.K. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538. RiverSource Distributors, Inc. (Distributor), Member FINRA. Forward-Looking Statements This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. Examples of such forward-looking statements include: . statements of the company’s plans, intentions, positioning, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, client retention and growth of our client base, financial advisor productivity, retention, recruiting and enrollments, the introduction, cessation, terms or pricing of new or existing products and services, acquisition integration, general and administrative costs, consolidated tax rate, return of capital to shareholders, and excess capital position and financial flexibility to capture additional growth opportunities; . statements of the company’s position, future performance and ability to pursue business strategy and return of capital to shareholders relative to the spread and impact of the COVID-19 pandemic and the related market, economic, client, governmental and healthcare system response environments; . statements about the expected trend in the shift of the variable annuity sales business away from products with living benefit guarantees over time; . other statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and . statements of assumptions underlying such statements. The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “forecast,” “on track,” “project,” ”continue,” “able to remain”, “resume,” “deliver,” “develop,” “evolve,” “drive,” ”enable,” “flexibility,” “scenario, “case” and similar expressions are intended to identify forward- looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management cautions readers to carefully consider the risks described in the “Risk Factors” discussion under Part 1, Item 1A of and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019, Part 1, Item 1A of and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and subsequent Quarterly Reports on Form 10-Q, available at ir.ameriprise.com. Management undertakes no obligation to update publicly or revise any forward-looking statements. 7

The financial results discussed in this news release represent past performance only, which may not be used to predict or project future results. The financial results and values presented in this news release and the below-referenced Statistical Supplement are based upon asset valuations that represent estimates as of the date of this news release and may be revised in the company's Form 10-Q for the quarter ended June 30, 2020. For information about Ameriprise Financial entities, please refer to the Second Quarter 2020 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this news release.

Ameriprise Financial announces financial and other information to investors through the company's investor relations website at ir.ameriprise.com, as well as SEC filings, press releases, public conference calls and webcasts. Investors and others interested in the company are encouraged to visit the investor relations website from time to time, as information is updated and new information is posted. The website also allows users to sign up for automatic notifications in the event new materials are posted. The information found on the website is not incorporated by reference into this release or in any other report or document the company furnishes or files with the SEC.

Ameriprise Financial, Inc.
Reconciliation Table: Earnings

(in millions, except per share amounts, unaudited)	Quarter Ended June 30, 2020	Quarter Ended June 30, 2019	Per Diluted Share Quarter Ended June 30, 2020	Per Diluted Share Quarter Ended June 30, 2019
Net income	$ (539)	$ 492	$ (4.31)[(3)]	$ 3.57
Add: Basic to diluted share conversion	—	—	0.04[(4)]	—
Less: Net income (loss) attributable to consolidated investment entities	—	1	—	0.01
Add: Integration/restructuring charges [(1)]	2	2	0.02	0.01
Add: Market impact on variable annuity guaranteed benefits [(1)]	988	60	7.83	0.44
Add: Market impact on fixed index annuity benefits [(1)]	3	(1)	0.02	(0.01)
Add: Mean reversion-related impacts [(1)]	(14)	(18)	(0.12)	(0.13)
Add: Market impact on indexed universal life benefits [(1)]	122	26	0.97	0.19
Add: Market impact of hedges on investments [(1)]	—	18	—	0.13
Add: Net realized investment (gains) losses [(1)]	2	—	0.02	—
Add: Tax effect of adjustments [(2)]	(231)	(18)	(1.83)	(0.13)
Adjusted operating earnings	$ 333	$ 560	$ 2.64	$ 4.06
Less: Pretax impact of Auto & Home core results	—	14	—	0.10
Less: Tax effect of Auto & Home core results	—	(3)	—	(0.02)
Adjusted operating earnings excluding Auto & Home	$ 333	$ 549	$ 2.64	$ 3.98
Weighted average common shares outstanding:				
Basic	125.0	136.1		
Diluted	126.2	138.0		

(1) Pretax adjusted operating adjustment.

(2) Calculated using the statutory tax rate of 21%.

(3) Diluted shares used in this calculation represent basic shares due to the net loss. Using actual diluted shares would result in antidilution.

(4) Represents the difference of the per share amount for net loss using basic shares compared to the per share amount for net loss using diluted shares.

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Ameriprise Financial, Inc. Reconciliation Table: Pretax Adjusted Operating Earnings and Pretax Adjusted Operating Margin Quarter Ended June 30, (in millions, unaudited) 2020 2019 Total net revenues $ 2,712 $ 3,245 Less: CIEs revenue 15 24 Less: Integration/restructuring charges — — Less: Net realized investment gains (losses) (3) — Less: Market impact on indexed universal life benefits (66) (8) Less: Mean Reversion related impacts 1 — Less: Market impact of hedges on investments — (18) Adjusted operating total net revenues $ 2,765 $ 3,247 Less: Auto & Home revenue — 295 Adjusted operating total net revenues excluding Auto & Home $ 2,765 $ 2,952 Total expenses $ 3,238 $ 2,658 Less: CIEs expenses 15 23 Less: Integration/restructuring charges 2 2 Less: Market impact on variable annuity guaranteed benefits 988 60 Less: Market impact on indexed universal life benefits 56 18 Less: Market impact on fixed index annuity benefits 3 (1) Less: Mean reversion-related impacts (13) (18) Less: DAC/DSIC offset to net realized investment gains (losses) (1) — Adjusted operating expenses $ 2,188 $ 2,574 Less: Auto & Home expenses — 281 Adjusted operating total net revenues excluding Auto & Home $ 2,188 $ 2,293 Pretax income (526) 587 Pretax adjusted operating earnings 577 673 Pretax adjusted operating earnings excluding Auto & Home $ 577 $ 659 Pretax income margin (19.4%) 18.1% 20.9% 20.7 % Pretax adjusted operating margin Pretax adjusted operating margin excluding Auto & Home 20.9% 22.3% (1) Excludes Corporate & Other segment 9

Ameriprise Financial, Inc. Reconciliation Table: Advice & Wealth Management and Asset Management Percent of Pretax Adjusted Operating Revenues (1) Quarter Ended June 30, (in millions, unaudited) 2020 2019 Advice & Wealth Management pretax adjusted operating revenues $ 1,537 $ 1,653 Advice & Wealth Management and Asset Management pretax adjusted operating revenues $ 2,205 $ 2,365 Annuities and Protection pretax adjusted operating revenues $ 840 $ 879 Percent pretax adjusted operating revenues from Advice & Wealth Management 50% 51% Percent pretax adjusted operating revenues from Advice & Wealth Management and Asset Management 72% 73% Percent pretax adjusted operating revenues from Annuities and Protection 28% 27% (1) Excludes Corporate & Other segment Ameriprise Financial, Inc. Reconciliation Table: General and Administrative Expense Quarter Ended June 30, (in millions, unaudited) 2020 2019 General and administrative expense $ 776 $ 823 Less: CIEs expenses — 1 Less: Integration/restructuring charges 2 2 Adjusted operating general and administrative expense $ 774 $ 820 10

Ameriprise Financial, Inc. Reconciliation Table: Advice & Wealth Management and Asset Management Percent of Pretax Adjusted Operating Earnings (1) Quarter Ended June 30, (in millions, unaudited) 2020 2019 Advice & Wealth Management pretax adjusted operating earnings $ 271 $ 376 Advice & Wealth Management and Asset Management pretax adjusted operating earnings $ 412 $ 540 Annuities and Protection pretax adjusted operating earnings $ 225 $ 194 Percent pretax adjusted operating earnings from Advice & Wealth Management 43% 51 % Percent pretax adjusted operating earnings from Advice & Wealth Management and Asset Management 65% 74 % Percent pretax adjusted operating earnings from Annuities and Protection 35% 26% (1) Excludes Corporate & Other segment Ameriprise Financial, Inc. Reconciliation Table: Effective Tax Rate Quarter Ended June 30, 2019 Adjusted (in millions, unaudited) GAAP Operating Pretax income $ 587 $ 673 Income tax provision $ 95 $ 113 Effective tax rate 16.1% 16.8 % Ameriprise Financial, Inc. Reconciliation Table: Effective Tax Rate Quarter Ended June 30, 2020 Adjusted (in millions, unaudited) GAAP Operating Pretax income $ (526) $ 577 Income tax provision $ 13 $ 244 Effective tax rate (2.4%) 42.3% 11

Ameriprise Financial, Inc. Reconciliation Table: Advice & Wealth Management G&A Expenses Quarter Ended June 30, % Over/ (in millions, unaudited) 2020 2019 (Under) AWM general and administrative expenses $ 350 $ 348 (1%) Less: Bank general and administrative expenses 12 6 N M Adjusted AWM general and administrative expenses $ 338 $ 342 1 % Ameriprise Financial, Inc. Reconciliation Table: Asset Management Net Pretax Adjusted Operating Margin Quarter Ended June 30, (in millions, unaudited) 2020 2019 Adjusted operating total net revenues $ 668 $ 712 Less: Distribution pass through revenues 177 186 Less: Subadvisory and other pass through revenues 76 81 Net adjusted operating revenues $ 415 $ 445 Pretax adjusted operating earnings $ 141 $ 164 Less: Adjusted operating net investment income (1) (3) Add: Amortization of intangibles 3 4 Net adjusted operating earnings $ 143 $ 165 Pretax adjusted operating margin 21.1% 23.0% Net pretax adjusted operating margin 34.5% 37.1% 12

Ameriprise Financial, Inc.
Reconciliation Table: Return on Equity (ROE) Excluding Accumulated Other Comprehensive Income "AOCI"

(in millions, unaudited)	Twelve Months Ended June 30, 2020	2019
Net income	$ 2,503	$ 1,929
Less: Adjustments [1]	371	(229)
Adjusted operating earnings	2,132	2,158
Less: Auto & Home, net of tax[2]	(8)	21
Adjusted operating earnings excluding Auto & Home	$ 2,140	$ 2,137
Total Ameriprise Financial, Inc. shareholders' equity	$ 6,190	$ 5,742
Less: Accumulated other comprehensive income, net of tax	194	(82)
Total Ameriprise Financial, Inc. shareholders' equity excluding AOCI	5,996	5,824
Less: Equity impacts attributable to the consolidated investment entities	—	1
Adjusted operating equity	$ 5,996	$ 5,823
Return on equity excluding AOCI	41.7%	33.1%
Adjusted operating return on equity excluding AOCI [3]	35.6%	37.1%
Adjusted operating return on equity excluding AOCI and Auto & Home	35.7%	36.7%

(1) Adjustments reflect the trailing twelve months' sum of after-tax net realized investment gains/losses, net of deferred sales inducement costs ("DSIC") and deferred acquisition costs ("DAC") amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; mean reversion related impacts; gain or loss on disposal of business that is not considered discontinued operations; integration/restructuring charges; and the impact of consolidating certain investment entities. After-tax is calculated using the statutory tax rate of 21%.

(2) After-tax is calculated using the statutory tax rate of 21%.

(3) Adjusted operating return on equity excluding accumulated other comprehensive income (AOCI) is calculated using the trailing twelve months of earnings excluding the after-tax net realized investment gains/losses, net of deferred sales inducement costs ("DSIC") and deferred acquisition costs ("DAC") amortization, unearned revenue amortization and the reinsurance accrual; market impact on variable annuity guaranteed benefits, net of hedges and related DSIC and DAC amortization; the market impact on indexed universal life benefits, net of hedges and related DAC amortization, unearned revenue amortization, and the reinsurance accrual; the market impact on fixed index annuity benefits, net of hedges and the related DAC amortization; the market impact of hedges to offset interest rate changes on unrealized gains or losses for certain investments; mean reversion related impacts; gain or loss on disposal of business that is not considered discontinued operations; integration/restructuring charges; the impact of consolidating certain investment entities; and discontinued operations in the numerator, and Ameriprise Financial shareholders' equity excluding AOCI and the impact of consolidating investment entities using a five-point average of quarter-end equity in the denominator. After-tax is calculated using the statutory tax rate of 21%.

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Ameriprise Financial, Inc. Consolidated GAAP Results Quarter Ended June 30, % Over/ (in millions, unaudited) 2020 2019 (Under) Revenues Management and financial advice fees $ 1,702 $ 1,732 (2%) Distribution fees 375 490 (23%) Net investment income 305 368 (17%) Premiums 78 376 (79%) Other revenues 270 316 (15%) Total revenues 2,730 3,282 (17%) Banking and deposit interest expense 18 37 (51%) Total net revenues 2,712 3,245 (16%) Expenses Distribution expenses 940 948 1 % Interest credited to fixed accounts 262 186 (41%) Benefits, claims, losses and settlement expenses 1,467 584 N M Amortization of deferred acquisition costs (248) 58 N M Interest and debt expense 41 59 31 % General and administrative expense 776 823 6 % Total expenses 3,238 2,658 (22%) Pretax income (526) 587 N M Income tax provision 13 95 86 % Net income $ (539) $ 492 NM NM Not Meaningful — variance equal to or greater than 100% 14